Exhibit (a)(21)
Launching in October, the 2010 Overview of PotashCorp and Its Markets offers a snapshot of the factors that influence our performance. Illustrated with more than 100 full-color graphs available both online and in print, the Overview reveals insights about our nutrients, our markets, and our opportunities.
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What drives fertilizer demand?
The demand for fertilizer is driven by a simple reality: To produce more food, you need more fertilizer. Undeniable long-term global trends continue to pressure food supply and the need to increase production.
Populations are rising. Population has more than doubled since 1950 and is expected to grow from 6.9 billion today to more than 9 billion by 2050. Most of this growth is forecasted to occur in developing countries, particularly within their cities. As cities and populations grow, available farmland per person decreases. Therefore, farmers need to improve yields and fertilizer plays a critical role in meeting this challenge.
Incomes are rising, leading to better diets. Developing countries are also experiencing the fastest economic growth. As incomes rise in China, India, and other developing countries, more people are able to shift to protein-based diets and purchase higher-quality food, driving the demand for more grain, oilseeds, fruits and vegetables. Potash plays an important role in improving yield, taste, and nutrient value of these key crops.
Potash demand entering new period of growth
At PotashCorp, we are investing in new potash capacity because we believe in the potential for substantial demand growth in the coming years. Our confidence is based on the long-term realities that drive our business — the same ones that drove annual growth in potash demand of more than 3 percent for the 15 year period prior to the economic downturn, the highest among fertilizer nutrients.
After a temporary slowdown during the global economic downturn beginning at the end of 2008, potash consumption levels have begun to return to pre-crisis levels in most key markets. With long-term fundamentals firmly in place, we expect a return to near historical trend-line consumption of at least 55 million tonnes in 2011, with global distributor restocking potentially pushing demand beyond this level. We believe 2011 consumption will provide a platform for future growth for the potash market and our company.
Long- and near-term factors further support potash demand growth
Low grain inventories and rising demand for food have driven crop prices well above historical levels, creating a positive environment for farmers and, in our view, a strong incentive for them to maximize production.

Motivated to improve yields, farmers — especially those in developing countries — have started to address decades of unbalanced fertility practices, applying potash in greater quantities to catch up on years of under-application.
Government initiatives and other market factors in each of our key markets support this trend:
• In China, subsidies and minimum purchase crop prices combined with a movement towards improved agricultural technology and larger farms are expected to improve productivity and increase the need for fertilizer in the years ahead.
• In India, nutrient-based subsidies and supportive crop economics are having a significant impact on improving nutrient application in this country.
• In other Asian countries, strong pricing and farmer returns are motivating increasing investment in oil palm, rice, fruits and vegetables — the region’s major crops — which rely greatly on potash.
• In Latin America, strong demand for soybeans and other agricultural exports is expected to spur much-needed investment in infrastructure development, opening new possibilities for expansion.
• In North America, rising pressure to sustain higher yields combined with supportive farmer returns present an opportunity for growth in this historically stable market.
We believe that long-term fundamentals that drive our business, combined with the rising focus on crop productivity in each of our key markets, position us at the front end of a strong period of demand growth in potash.

Billion People China's Urban and Rural Income Per Capita (RMB) Source: United Nations; National Bureau of Statistics of China China Population and Income Growth Significant Growth in Urban Population and Incomes 2000: 6,280 2000: 2,253 2009: 5,153 2009: 17,175

2009 GDP - $US 2050 GDP - $US Source: Fertilizer Research and Advisory, S.L. Dev and Company, CIA World Factbook Projected GDP Growth Significant Economic Expansion Underway #2 #1 #1 #2 #3

Source: Fertecon, PotashCorp Million Tonnes KCl World Potash Shipments 2010 Transition to Expected Future Growth in Potash Demand * Based on historical annual potash demand growth rate (CAGR 1993-2008)

Source: Fertecon, PotashCorp Percent Annual Growth (CAGR 1993-2008) Potash Fertilizer Demand Growth Long-term Demand Growth in Developing Markets

Fertilizer Application - lbs/acre Grain Yield - Tonnes/Acre* Source: IFA, USDA, PotashCorp Grain Yield and Fertilizer Use * 3-year average yield (2007-2009) for wheat, rice and coarse grains Opportunity to Improve Yields Through Balanced Fertilization

Source: China Government, NDRC Subsidy - RMB Billion Rice Price - RMB/Bushel China's Farm Subsidy and Minimum Purchase Price Government Increasing Farm Support

Source: IPNI, Ministry of Agriculture Government of India, PotashCorp RS/Acre India Rice Economics Higher Grain Prices Support Strong Farm Economics 2010F based on reported fertilizer prices to farmers; $4.56/bu minimum support price and 67.5 bu/acre yield. * Other category includes labor, irrigation, interest and repairs

Source: Malaysian Palm Oil Board, IPNI, PotashCorp MYR/Acre Malaysian Oil Palm Economics Plantation Returns Remain Well Above Historical Levels 2010F based on US$850/mt (MYR 2,635/mt) palm oil price Return based on a mature oil palm plantation.

Source: USDA, PotashCorp Million Tonnes Latin America Soybean Production Soybean Production Rising to Meet World Demand

Source: USDA, PotashCorp Return over Variable Costs - $US/Acre US National Average Corn Economics Expect Record Farm Returns in 2010 2010F scenarios refer to the 2010/11 crop year.

This document contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: future actions taken by BHP Billiton in connection with its unsolicited offer; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Important Information
This document is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.